Exhibit 99.1

Donna Blackman Named New Chief Financial Officer of Stride, Inc.

RESTON, Va.--(BUSINESS WIRE)--June 29, 2022--Stride, Inc. (NYSE: LRN)—a leading provider of innovative, high-quality, and tech-enabled education solutions—today named Donna Blackman as its new Chief Financial Officer, effective July 1, 2022.

Ms. Blackman has served as Stride’s Chief Accounting Officer and Treasurer for the past two years. She will replace outgoing CFO Timothy Medina, who is retiring. Mr. Medina will remain as a consultant to Stride while Ms. Blackman transitions into her new role.

“Having worked closely with Donna over the past two years, I am confident that no one is more prepared for this opportunity,” said James Rhyu, Stride’s Chief Executive Officer. “Under her leadership, we will continue to expand our core business and drive growth in our career learning programs and services—now and in the future.”

Among many accomplishments during his tenure, Mr. Medina has been integral in Stride’s efforts to lead the future of innovation in education—particularly in the career learning space, including the acquisitions of MedCerts and Tech Elevator, as well as leading the implementation of Stride’s environmental, social, and governance reporting.

With more than two decades of experience in finance and operations, Ms. Blackman brings a wide breadth of expertise in accounting and strategic planning to the CFO role.

Prior to joining Stride in 2020, Ms. Blackman served as the Senior Vice President of Business Operations at BET Networks, a subsidiary of Viacom. In this position, she oversaw an organization responsible for finance, strategy, research, live events, security, facilities, and operations. During her tenure at BET, Ms. Blackman also held roles as Senior Vice President and Head of Finance, Senior Vice President Financial Planning and Analysis, and Senior Vice President Finance and Controller.

“As we continue to provide the best digital learning products and services for learners of all ages, I am honored to begin this new journey and help lead Stride into the next stage of growth,” Ms. Blackman said.

Earlier in her career, Ms. Blackman worked for both Marriott International and KPMG in a variety of leadership roles in accounting and finance positions. She holds a Master of Business Administration from the University of Maryland’s Robert H. Smith School of Business and a bachelor’s degree in accounting from North Carolina State University. She is also a Certified Public Accountant.

About Stride, Inc.

At Stride, Inc. (NYSE: LRN), we are reimagining learning—where learning is lifelong, deeply personal, and prepares learners for tomorrow. The company has transformed millions of people’s teaching and learning experiences by providing innovative, high-quality, tech-enabled education solutions, curriculum, and programs directly to students, schools, the military, and enterprises in primary, secondary, and postsecondary settings. Stride is a premier provider of K-12 education for students, schools, and districts, including career learning services through middle and high school curriculum. For adult learners, Stride delivers professional skills training in healthcare and technology, as well as staffing and talent development for Fortune 500 companies. Stride has delivered millions of courses over the past decade and serves learners in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology and the pace of change in education. More information can be found at stridelearning.com, K12.com, galvanize.com, techelevator.com, and medcerts.com.

Contacts

Media Contact:
Dana Still
Communications Director
Stride, Inc.
dstill@k12.com